Exhibit 10.3

Execution Version

GENERAL RELEASE

This General Release (the “Agreement”) is hereby entered into between Federico L. Pensotti (“Executive”), and Landstar System Holdings, Inc. (the “Company”), on this 1st day of July, 2022.

WHEREAS, Executive and the Company are parties to an employment agreement dated as of May 20, 2021 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, Executive is entitled to certain severance benefits upon the execution of a general release in favor of the Company;

NOW, THEREFORE, in exchange for the good and valuable consideration set forth in Section 2 and Section 9(b) hereof, the adequacy of which is specifically acknowledged, Executive hereby agrees as follows:

1. TERMINATION OF EMPLOYMENT. By mutual agreement of the Company and Executive, Executive’s employment with the Company and each of its affiliated entities (the Company, together with such entities, collectively, the “Company Group”) terminated effective July 1, 2022 (the “Termination Date”). Executive agrees to execute any documents necessary to effectuate or memorialize such termination.

2. SEVERANCE BENEFITS. Subject to Executive having not revoked this Agreement in accordance with its terms, the Company shall provide Executive severance in the amount of equal to $831,250, which reflects the sum of (i) Executive’s annual base salary and (ii) Executive’s target annual bonus, which is equal to 75% of his annual base salary. In accordance with the terms of the Employment Agreement and subject to the execution and non-revocation of this Agreement, such amount will be paid upon the expiration of the 60-day period following the Termination Date. Executive understands and agrees that the Company shall not make any other payments or provide any other benefits to Executive, except as specifically described in this Agreement.

3. BENEFITS.

(a) Executive shall be entitled, at his own expense, to continue to participate in the Company’s group medical and health benefits plan from and after the Termination Date to the extent required under applicable law (the “COBRA Coverage”), subject to his timely electing to continue such participation and to paying any and all required premiums. Notwithstanding the foregoing, in no event should such COBRA Coverage (or the Company’s obligation to pay for such COBRA Coverage) extend beyond the time Executive qualifies for Medicare or coverage under another group benefits plan providing health care benefits (“Other Health Care Insurance Benefits”), which shall include, without limitation, eligibility for medical benefits from another employer on the basis of his employment. Executive agrees to notify the Company within 10 days of first becoming eligible for any such Other Health Care Insurance Benefits.

Execution Version

(b) Executive shall be entitled to any accrued, vested benefits available as of the Termination Date under the terms of the Company’s 401(k) retirement plan. Executive shall also be entitled to his rights in respect of any vested rights outstanding at the Termination Date awarded pursuant to the Company’s Equity Incentive Plan, as determined in accordance with the “Equity” Section of the Employment Agreement. For the avoidance of doubt, Executive acknowledges that all outstanding equity awards held by Executive that have not become vested as of the Termination Date were cancelled and forfeited for no additional consideration as of the Termination Date. Executive shall also be entitled to a one-time payment for any earned, but unused vacation days, less lawful deductions. Such amount will be paid promptly following the Termination Date.

(c) All other benefits associated with Executive’s employment, except those identified by this Agreement in Section 3(a) and Section 3(b), ceased as of the Termination Date.

(d) On or prior to the Termination Date Executive shall return all property of the Company in his possession, except Executive may keep the phone and computer provided by the Company (the “Retained Property”) subject to Executive making the Retained Property available to the Company to remove and erase Company information on or prior to the Termination Date.

4. DEFINITION OF “RELEASED PARTIES”. In this Agreement, the word “Released Parties” means each member of the Company Group (including, but not limited to, each such member by which Executive was employed); the partners, members, principals, Executives, agents, officers, directors, and shareholders of each member of the Company Group; and any person or entity which may succeed to the rights and liabilities of any of the foregoing entities or persons by assignment or otherwise.

5. RELEASE OF CLAIMS. Executive, on behalf of himself, his agents, representatives, administrators, receivers, trustees, executives, successors, heirs, designees, legal representatives, assignees, and attorneys hereby irrevocably and forever releases, discharges the Released Parties from any and all claims, demands, actions, or causes of action, of any kind or nature, past or present, known or unknown, arising out of, or in any way connected with, his employment or his separation from employment with the Company Group (“Claims”), other than Claims Executive may have for the payment or provision of the compensation and benefits described in Sections 2 and 3 of this Agreement. Executive expressly intends to release (and understands that by this Release he is releasing) all Claims of whatever kind or nature, whether presently known, unknown, suspected, or unsuspected by Executive. Executive understands and acknowledges that Executive could hereafter discover facts different from or in addition to those Executive now believes to be true with respect to the matters released in this Release, and assumes any and all risk of mistake (or discovery of additional facts) in connection with the matters giving rise to the execution of this Agreement.

Execution Version

6. EXTENT OF RELEASE. This Agreement is valid whether any claim arises under any federal, state, or local statute (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974 (ERISA), the Florida Civil Rights Act of 1992, as amended, all Florida state and local county wage and hour statutes and orders, and all Florida state or local county employment and labor related statutes, rules, laws or regulations.), and all other statutes (including, but not limited to, any state or local statute) regulating the terms and conditions of Executive’s employment, including, but not limited to, laws pertaining to the payment of wages, the provision of benefits or insurance and the provision of workers’ compensation), regulation or ordinance, under the common law or in equity (including, but not limited to, any claims for wrongful discharge or termination, infliction of physical damage or emotional distress, or defamation), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any member of the Company Group and the Executive or otherwise adopted, promulgated or implemented by any member of the Company Group. The Release also includes, but is not limited to, any possible or potential claim pursuant to any federal, state or local whistleblower law, breach of implied or express contract, misrepresentation, wrongful discharge, or any other employment related tort, common law or contract claim, including claims for attorneys’ fees, costs, and/or expenses. The Executive intends the Release to cover and waive any and all claims to the fullest extent as permitted by any applicable law, including claims for fraud in the inducement of this Agreement.

7. CONSIDERATION. The consideration hereby provided to Executive under this Agreement is not required under the standard practices or policies of the Company Group and would not be payable under the Employment Agreement or otherwise provided to Executive but for the execution, delivery and non-revocation of this Agreement. Executive attests that he knows of no circumstances other than his agreeing to the terms of this Agreement which would require any member of the Company Group to provide him with such consideration.

8. RESTRICTIONS. Executive attests that he has not filed, nor will he initiate or cause to be initiated on his behalf, any complaint, charge, claim, or proceeding against any member of the Company Group before any local, state or federal agency, court, or other body relating to his employment or the termination thereof (each individually a “Proceeding”). Except for the right to payment of the severance benefits described in Section 2, Executive waives the right to benefit in any manner from relief, including but not limited to recovery of damages of any nature, including compensatory, general, special or punitive; costs, fees, or other expenses, including attorneys’ fees incurred in seeking recovery of damages; and non-monetary relief arising out of any Proceeding, including any EEOC proceeding. By entering into this Agreement, Executive acknowledges that he will be limiting the availability of certain remedies that he may have against the Released Parties, and also will be limiting his ability to pursue any Claims against the Released Parties.

Execution Version

9. NO DISPARAGEMENT.

(a) Executive will not, directly or indirectly, engage in any conduct (including written, oral or electronic statements or other communications to the print or electronic media) intended to embarrass, impair the reputation of or otherwise disparage any of the Released Parties, or that could reasonably be expected to embarrass, impair the reputation of or otherwise disparage any of the Released Parties in any material way; provided, that Executive shall not be precluded from taking any action or making any statement (i) to the extent required by applicable law, (ii) in the course of providing information to government officials within the scope of their regulatory or enforcement authority or (iii) to the extent necessary to accurately and truthfully respond to any legal or administrative proceeding, government investigation or similar proceeding or inquiry to which he is a party or of which he is a subject.

(b) The Company will not, directly or indirectly, engage in any conduct (including written, oral or electronic statements or other communications to the print or electronic media) intended to embarrass, impair the reputation of or otherwise disparage the Executive, or that could reasonably be expected to embarrass, impair the reputation of or otherwise disparage the Executive in any material way; provided, the Released Parties shall not be precluded from taking any action or making any statement (i) to the extent required by applicable law, (ii) in the course of providing information to government officials within the scope of their regulatory or enforcement authority or (iii) to the extent necessary to accurately and truthfully respond to any legal or administrative proceeding, government investigation or similar proceeding or inquiry to which any Released Party is a party or of which any Released Party is a subject.

10. NON-ADMISSION OF WRONGDOING. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company, any other member of the Company Group or any of the Released Parties.

11. PENALTIES. If Executive initiates or participates in any legal actions in contravention of his obligations under this Agreement, or if Executive otherwise fails to abide by any of the terms of this Agreement, including, but not limited to, Section 8 or 9 hereof, the Company and each of the member of the Company Group may reclaim any amounts paid under this Agreement, without waiving the release granted herein, and terminate any benefit or payments that are due under this Agreement, in addition to any other remedies that may be available to the Company at applicable law.

Execution Version

12. CONFIDENTIAL INFORMATION AND DEFENSE OF TRADE SECRETS ACT.

(a) Executive shall at all times protect and maintain the secrecy of the Company’s trade secrets and confidential information, including (i) the financial, operational, strategic and contractual information of the Company Group and its customers, agents, BCOs and third-party carriers, (ii) customer, agent, BCO and carrier lists, and (iii) information technology and information systems plans, strategies, formulas, patterns, compilations, programs, devices, methods, techniques, and processes, that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from disclosure.

(b) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

13. SEVERABILITY CLAUSE. Should any provision or part of this Agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire Agreement shall be inoperative. If the Release contained herein is declared illegal, invalid or unenforceable, Executive agrees that the severance payable under Section 2 shall be credited against any damages to which he may be entitled from the Company or any other member of the Company Group, and treated as part of the consideration for any subsequent release that shall be executed between the Parties.

14. EVIDENCE. Executive acknowledges that this document may be used as evidence in any proceeding relating to his employment or the termination thereof. Executive waives all objections as to its form.

15. RIGHT TO COUNSEL. The Company advises Executive to consult with an attorney prior to execution of this Agreement. Executive understands that it is in his best interest to have this document reviewed by an attorney of his own choosing and at his own expense. Executive hereby acknowledges that he has been afforded a period of at least twenty-one days during which to consider this Agreement and to have this Agreement reviewed by his attorney. Executive understands that he may execute this Agreement prior to the expiration of such period, in which case he shall waive his right to utilize the full twenty-one day period to consider this Agreement. If Executive does not

Execution Version

accept this Agreement by executing this Agreement on or before 5 P.M. on the first business day following the twenty-first day following his Termination Date, Executive agrees and understands that he will forego the right to receive the severance benefits otherwise available to him under the Employment Agreement, which are contingent upon the execution, delivery and non-revocation of the release of Claims contained herein.

16. FREE WILL. Executive is entering into this Agreement of his own free will. Executive attests that no member of the Company Group nor any other Released Party has exerted any undue pressure or influence upon him. Executive has had reasonable time to determine whether entering into this Agreement is in his best interest. Executive understands and hereby acknowledges that if he requests additional time to review the provisions of this Agreement, a reasonable extension of time will be granted.

17. REVOCATION. This Agreement may be revoked by Executive within seven days after the date on which he signs this Agreement. This Agreement is not binding or enforceable until such seven day period has expired. Any revocation must be made in a signed letter executed by Executive and received by the Company at the following address no later than 5:00 p.m. Florida time on the seventh day after Executive has executed this Agreement: 13410 Sutton Park Drive, South, Jacksonville, FL 32224, Attn: General Counsel. If Executive revokes this Agreement, this Agreement will not be effective or enforceable and Executive will not be entitled to receive the severance benefits described in Section 2 of this Agreement and the commitment of the Company set forth in Section 9(b).

18. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, applicable to contracts made and entirely to be performed therein.

19. AMENDMENT. No amendment, modification, or alteration of the terms and provisions of this Agreement shall be binding and enforceable unless the same shall be in writing, wherein specific reference is made to this Agreement, and such writing is duly executed by the Parties.

20. TAX WITHHOLDING. All payments made to Executive in accordance with the terms of the Employment Agreement and recognized under this Release, including the severance benefit payable in accordance herewith, shall be subject to reduction for all applicable federal, employment and other taxes that are required to be withheld therefrom in accordance with applicable law.

Execution Version

21. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

22. SUCCESSORS; THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon the Parties hereto and their respective successors, transferees, and assigns. This Agreement shall also inure to the benefit of all the Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

FEDERICO L. PENSOTTI

Dated: July 1, 2022	/s/ Federico L. Pensotti

LANDSTAR SYSTEM HOLDINGS, INC.

Dated: July 1, 2022	/s/ Michael K. Kneller
Name: Michael K. Kneller
Title: Vice President, General Counsel & Secretary